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Rivus Bond Fund

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Rivus Bond Fund Presentation to Institutional Shareholder Services Presenters: Larry Shane, Trustee Rivus Bond Fund Cliff Corso, MBIA Asset Management Gautam Khanna, MBIA Asset Management Robert Claiborne, MBIA Asset Management June 6, 2008

Table of Contents Rivus Bond Fund - Investment Objectives Trustees MBIA Asset Management Overview Philosophy and Process Rivus Bond Fund Dissident Shareholder MBIA Biographies Appendix

Rivus Bond Fund - Investment Objectives To seek a high rate of return, primarily from interest income and trading activity, from a portfolio principally consisting of debt securities. Under normal circumstances the Fund invests at least 80% of its total assets in debt securities. Rivus Bond Fund (BDF), a registered closed end investment company, was organized in 1971, is listed on the NYSE and has a market capitalization of approximately $85 mm at 5/30/08 Rivus is primarily a Corporate Bond Fund Stability of income and hence the dividend is a primary objective Total return is a secondary objective in a Fixed Income context Preservation of capital is an objective and hence high yield is limited to 25% of total assets and no more than 10% of the Fund can be invested in lower than "Ba" rated bonds The longstanding shareholder base of the Rivus Bond Fund is invested in this Fund for its fixed income attributes: income, and principal preservation. A high percentage of the shareholders are retail investors with a buy and hold orientation. Investment Objectives

Historical Review of Volatility and Returns Across Fixed Income Sectors Fundamental Objective for Rivus Bond Fund Investment Objectives

Trustees The current Board of Trustees is composed of individuals who have outstanding experience in business and community leadership Trustees have a deep knowledge of the longstanding shareholder base, their investment objectives and the fixed income markets 3 of 4 Trustees are independent of the Fund's advisor All Trustees are shareholders and their interests are aligned with the shareholders All Trustees have significant leadership experience through many business cycles Trustees

Trustees - Biographies J. Lawrence Shane is a Member and former Chairman of the Board of Managers of Swarthmore College. Mr. Shane is a former Vice Chairman and Chief Financial Officer of Scott Paper Company and a former Board member of Corestates Financial Corp. Mr. Shane received a BS from Swarthmore College and an MBA from Wharton. Mr. Shane owns 676 shares of the Fund Morris Lloyd, Jr. currently serves as a Director of Hall Mercer Hospital Foundation and First Hospital Foundation. Mr. Lloyd is a former Development Officer of Trinity College. Mr. Lloyd received a BA from Trinity College. Mr. Lloyd owns 707 shares of the Fund. Suzanne P. Welsh is the Vice President of Finance and Treasurer of Swarthmore College. Ms. Welsh is responsible for the selection of fund managers for Swarthmore's endowment as well as monitoring investment performance. Ms. Welsh received a BA and BS from the University of Delaware and an MBA from Wharton. Ms. Welsh owns 675 shares of the Fund W. Thacher Brown, CFA, was formerly President of MBIA Asset Management and 1838 Investment Advisors. Mr. Brown is also a Board member of Airgas Inc. and Harleysville Group Inc. Mr. Brown received a BA from Princeton and an MBA from Wharton. Mr. Brown owns 5,334 shares of the Fund. Trustees

Trustees - Recent Priorities Ensure appropriate management of Fund through business cycles including the recent credit crisis Ensure compliance with all investment guidelines and statutory and legal requirements Assess trading discount on a quarterly basis Manage the expense ratio of the Fund by targeting expense reduction opportunities Actions taken over the past 4 years have reduced expenses by $221K on an annualized basis Evaluate steps to grow the Fund to increase size and liquidity of the Fund Considered Use of Leverage Explored M&A opportunities of other funds Rights Offering Trustees

Closed End Fund Structure Closed-End Fund structure provides several benefits versus an Open- End Fund Structure Allows for full investment of capital and realization of higher returns for shareholders Allows for longer term investment horizon and ability to invest in attractive, less liquid securities Reduces unnecessary trading for liquidity to satisfy share redemptions Reduces fund expenses associated with increased trading for liquidity

MBIA Asset Management

MBIA Asset Management MBIA Capital Management Corp., a component of MBIA Asset Management, the investment advisor to the Fund, was established in 1993 $63.4 billion in assets under management, 124 professionals Dedicated to fixed income World-class manager of credit risk Unique expertise in structured products and asset/liability management MBIA Inc., the parent of MBIA Asset Management, ranked in the top ten by ISS for corporate governance for the past five years; ranked #1 three times (2003, 2005, 2007) Overview MBIA Inc. owns 326,300 shares of Rivus Bond Fund representing 6.65% of the total shares outstanding. MBIA's interests are fully aligned with those of the Fund's shareholders.

Trading and Operations Credit Structured Credit Products Third Party Fixed Income Assets Cliff Corso, President and Chief Investment Officer MBIA Fixed Income Portfolio Management Organization Overview Risk Management Liquidity Management Insurance Co. Funds Management Separate Account Management Institutional Total Return/ Mutual Funds Asset Liability Management Collateralized Debt Obligations Structured Investment Vehicle/Conduits

Liquidity Pools Institutional Separate Accounts Mutual Funds Structured Products East 10794086893 23115343217 500000000 29241408760 Diversified and Growing Asset Base Money Market Short Intermediate Core East 10794086893 8488382237 5427092079 38735447140 8 Assets by Type Assets by Style Asset Growth (millions) Overview 2000 2001 2002 2003 2004 2005 2006 2007 2008 East 21231 27513 30562 42499 46025 48712 63936 63341 63445 As of 3/31/2008

Representative Client Categories Corporate Endowments/Foundations Public/Government Taft-Hartley Closed End Funds/Mutual Funds Overview

Philosophy and Process

Philosophy Investment Philosophy We believe... Take a longer term perspective (where are we in the cycle?) Spread sectors (corporate, MBS, ABS) emphasized Team approach to managing portfolios Diversification of exposures and strategies to control volatility Yield-biased, long-term investment approach

A Look at Cycles Typical economic cycle: lasts 10 years Where are we in the cycle? Ongoing discussion among investment committee Cyclical - boom / bust Longer cycles: 25+ years Secular Thin tails 10 years 10 years Greed Fear 25+ years Cycles - Longer Term Perspective

Leverage Has Driven A Deeper Cycle... Source: BCA Research Cycles - Longer Term Perspective

Technology Has Compounded The Leverage... Source: ABA Database; Excluding CMBS 29% CAGR 2001-2006 Cycles - Longer Term Perspective

Housing Bubble Pops...An Overleveraged Economy / Consumer Source: Bloomberg Cycles - Longer Term Perspective

10-Yr A-Rated Industrials minus Treasuries CDX 5-Yr CDS Index 1Q 1993 71 2Q 1993 70 3Q 1993 67 4Q 1993 72 1Q 1994 65 2Q 1994 63 3Q 1994 58 4Q 1994 69 1Q 1995 61 2Q 1995 67 3Q 1995 61 4Q 1995 66 1Q 1996 58 2Q 1996 52 3Q 1996 54 4Q 1996 58 1Q 1997 46 2Q 1997 51 3Q 1997 56 4Q 1997 65 1Q 1998 62 2Q 1998 74 3Q 1998 114 4Q 1998 107 1Q 1999 96 2Q 1999 101 3Q 1999 118 4Q 1999 100 1Q 2000 132 2Q 2000 160 3Q 2000 171 4Q 2000 180 1Q 2001 173 2Q 2001 151 3Q 2001 176 4Q 2001 164 1Q 2002 146 2Q 2002 127 3Q 2002 138 11/1/2002 116 4Q 2002 134 1Q 2003 108 2Q 2003 103 3Q 2003 97 4Q 2003 79 49 1Q 2004 78 60 2Q 2004 70 63 3Q 2004 68 54 4Q 2004 75 47 1Q 2005 63 50 2Q 2005 76 60 3Q 2005 74 46 4Q 2005 76 47 1Q 2006 83 42 2Q 2006 84 41 3Q 2006 80 36 4Q 2006 78 33 1Q 2007 91 38 2Q 2007 86 42 3Q 2007 115 53 4Q 2007 141 78 2/15/2008 163 145 1Q 2008 178 144 178 03/31/08 Yield Spread 144 03/31/08 Corporate spreads move dramatically wider over the quarter on write downs relating to U.S. real estate assets. As of 03/31/2008 Source: Bloomberg Corporate Bond Spreads vs. Treasuries Cycles - Longer Term Perspective

Investment Process INITIAL CREDIT SELECTION Through top down investment analysis, develop a credit outlook that creates a universe of approved credits for current economic conditions CREDIT APPROVAL/INVESTMENT DECISION Credit committee meets Portfolio manager makes final decision TRADE EXECUTION RELATIVE VALUE ANALYSIS Relative value of each credit determined by ratings, spread, stability/volatility, liquidity, impact on diversity and macro views and outlooks With an emphasis on high risk adjusted returns, often credits that clear the credit analysis screen are rejected for a lack of appropriate return for the underlying risk ONGOING MONITORING & SURVEILLANCE Specific surveillance plan based on individual "pressure points" for each investment Drives BUY, SELL, and HOLD decisions to ensure promotion of portfolio/investment objectives PORTFOLIO/INVESTMENT OBJECTIVES Ongoing evaluation and assessment of spread, ratings, WARF, liquidity, investment horizon CREDIT ANALYSIS Through bottom up evaluation and fundamental credit research, all credits are evaluated for appropriate risk and reward characteristics given prevailing market conditions Portfolio Management begins with Fundamental Credit Research which is subsequently applied to Credit Analysis, Relative Value Analysis, Credit Approval, Trading and Portfolio Selection. Pro-active risk management is embodied in superior ongoing monitoring and surveillance. Portfolio Managers Traders & Quantitative Analysts Credit Analysts Process

Investment Process Top Down - Credit Selection: Global/Domestic Economy: Clarify view on the global and domestic economy and determine impact on all major industries Industry specifics: Consideration is given to cyclicality, regulatory environment, demographics, technological change, competitive dynamics, event risk, etc. in determining industry weights Relative Value: Relative Value is considered in the context of macro trends Analysis may lead to a contrarian view relative to the market Perform due diligence on individual credits, including review and analysis of externally prepared company-specific research reports and other research on the company and its competitive environment. Internal Evaluations: Analyze and prepare internal evaluations, including recent and historical annual and quarterly financials, cash flows, liquidity, asset valuation, liquidation analysis and forecasts and credit tiering Due Diligence on Individual Credits: Bottom Up - Credit Analysis: On Site Due Diligence: Perform on-site due- diligence when needed and establish relationships with management Quantitative Modeling: Augment fundamental analysis using Credit Sights Bondscores and Kamakura quantitative models Apply lenders perspective when evaluating individual credits Assess effect of macro economic events and trends on individual industries Process

Rivus Bond Fund

Team

Experienced Fund Management Team

	Portfolio Managers	Years Experience
Cliff Corso	Lead PM, Chief Investment Officer	23
Robert Claiborne, CFA	Head of Corporate Credit Research, PM	25
Gautam Khanna, CFA, CPA	Portfolio Manager	15
	Credit Analysts	
Eric Williamson	Structured Finance	21
Robert Claiborne, CFA	Telecommunications, Cable, Media and Healthcare	25
Gautam Khanna, CFA, CPA	Automotive, Industrials, Technology, Aerospace and Defense	15
TBA	Bank, Finance, Insurance and Airlines	na
Laura Thorne	Cyclicals: Chemicals, Metals, Paper, Oil, Gas and Utilities	28
Rich Talmadge, CFA	REITs, Buildings, Real Estate, Hotels, Gaming, Retail Grocery and CMBS	12
Roger Shields, PhD.	International Economist/Emerging Markets	31
	Traders	
Jesse Fogarty, CFA	Head of Corporate Trading	15
Jason Celente, CFA	Corporate Trader	11
Craig Armstrong, CFA	Structured Credit Trader	15
	Quantitative Analysts	
Matt Sleight, PhD.	Head of Risk Modeling	11
Jason Cameron	Quantitative Strategist	14
Tom VanDermark, CFA	Quantitative Specialist	14

MBIA Asset Management's professional staff includes experienced workout specialists with experience in bankruptcies and workouts across multiple industries.

23

Performance - Consistent with Fundamental Objective Source: Lipper Inc. 1Adjusted for Dilution from Rights offering 2Average of 9 other Closed-End Bond Funds 3Comprised primarily of US, investment grade corporate bonds 4MBIA Capital Management Corp. has been the investment advisor of the Fund since Jan 14, 2005 Performance

Morningstar Rating - Moving in the right direction Morningstar upgraded their rating of the Rivus Bond Fund on 04/02/08 from 2 stars to 3 stars The Morningstar rating for the 3 year period is 4 stars. This represents the period when the current advisory team has been managing the Fund Morningstar Rating (Relative to Category) Morningstar Rating (Relative to Category) Morningstar Rating (Relative to Category) Morningstar Return Morningstar Risk Morningstar Rating Morningstar Rating 3-Year Above Average Low **** 5-Year Average Low *** 10-Year Below Average Below Average ** Overall Average Below Average *** Note: MBIA Capital Management Corp. has been the investment advisor of the Fund since 01/14/05

Peer Group Trading Levels Discount

Fundamentals - Consistent with Objective Fundamentals

Dissident Shareholder

Who is the dissident shareholder? Ralph Bradshaw is the President of Cornerstone Advisors, Inc., and a director of Cornerstone Progressive Value Fund, Inc., Cornerstone Strategic Value Fund Inc., and Cornerstone Total Return Fund, Inc. (the "Cornerstone Funds") The Cornerstone Funds are closed-end stock funds listed on the American Stock Exchange that invest primarily in common stocks Cornerstone Advisors is a small firm and does not have either the experience and resources of MBIA Asset Management, or a demonstrated fixed income asset management expertise Ralph Bradshaw is not a long standing shareholder of the Fund. He beneficially owns 601 shares in the Fund and has been a shareholder for approximately 18 months Dissident

What is the dissident proposing? The dissident shareholder (Ralph Bradshaw) has proposed his own slate of Trustees: Glenn W. Wilcox, Sr. Andrew A. Strauss Thomas H. Lenagh Ralph W. Bradshaw In addition, Mr. Bradshaw notes two initiatives that his trustee candidates would like to pursue: Changing the Fund's investment objective to seek capital appreciation with current income as a secondary objective by investing primarily in U.S. and non-U.S. companies Initiating an Aggressive managed distribution policy Dissident

What's wrong with the dissident proposal? All 3 of the proposed trustees in addition to Mr. Bradshaw are also Directors in each of the Cornerstone Funds. Two of Mr. Bradshaw's nominees, Messrs. Lenagh and Wilcox, do not meet the Fund's requirement that nominees for Trustee must not have obtained the Fund's mandatory retirement age of 75 years. The Fundamental objective of the Rivus Bond Fund is to seek a high rate of return primarily from interest income and trading activity, from a portfolio at least 80% of which is invested in debt securities. The Fund's portfolio has been managed consistent with the above objective for the past 37 years The shareholder base is primarily retail investors who have invested in this fund for stability of income The proposed change will result in a substantially higher risk profile for the Fund The dissident proposes an Aggressive managed distribution policy which is likely to primarily be a return of capital, not income. This policy may eventually result in liquidation of the Fund and is thus not in the best interest of the shareholders. The distributions also may create adverse tax consequences for the shareholders. Dissident

How is the dissident's performance? Cornerstone took over this fund on 01/02/2002. Total NAV Return to shareholders including distributions (income and capital) from 12/31/01 to 03/31/08 is 1.56% annualized Pre-Cornerstone The above chart shows the NAV of the Cornerstone Total Return Fund both pre-and-post Cornerstone. Prior to taking over the Fund, this was a high quality fixed income fund which was converted into an equity fund with an Aggressive distribution policy subsequent to the dissident gaining control. The sharp decline in the NAV of this fund results from implementation of Cornerstone's Aggressive distribution strategy. The total return including distributions, of 1.56% annualized since the beginning of 2002 is not inspiring given the equity risk profile of this Fund and compares unfavorably to the S&P 500 Index return of 3.89% for the same period. We don't believe a strategy such as this is in the best interest of Rivus Bond Fund shareholders. Source: Bloomberg Data

Cornerstone Funds / Rivus Bond Fund Expense Comparison 1 Cornerstone Average excludes Cornerstone Progressive Return Fund due to short history 2 Rivus Bond Fund Expense Ratio is for FYE 03/31/08, 03/31/07, 03/31/06, 03/31/05, 03/31/04, 03/31/03, 3/31/02, 3/31/01 and 3/31/00 3 The Cornerstone Total Return Fund was the Excelsior Income Trust managed by US Trust prior to the dissident gaining control on 01/02/2002 4 Period of Proxy Fight by Bradshow (Dissident) to gain control of the Fund Cornerstone Funds exhibit substantially higher expense ratios vs Rivus Bond Fund Expense ratio for the Excelsior Income Trust (Pre Cornerstone Total Return Fund) was 1.05% in 1999 and 1.06% in 2000. The run rate expense ratio increased by approximately 0.5% after the dissident took over the fund For the Years Ended December 31, For the Years Ended December 31, For the Years Ended December 31, For the Years Ended December 31, For the Years Ended December 31, For the Years Ended December 31, For the Years Ended December 31, For the Years Ended December 31, For the Years Ended December 31, 2007 2006 2005 2004 2003 2002 2001 20003 19993 Cornerstone Strategic Value Fund 1.25% 1.25% 1.26% 1.36% 1.25% 1.86% 1.95% 1.72% 1.55% Cornerstone Total Return Fund3 1.52% 1.50% 1.50% 1.43% 1.23% 1.63% 3.01%4 1.06% 1.05% Cornerstone Average1 1.39% 1.38% 1.38% 1.40% 1.24% 1.75% 2.48% Rivus Bond Fund2 0.88% 1.00% 0.90% 0.89% 0.86% 0.91% 0.86% 0.91% 0.88% Incremental Costs 0.51% 0.38% 0.48% 0.51% 0.38% 0.84% 1.62%

Morningstar Ratings for the Cornerstone Funds Morningstar Rating (Relative to Category) Morningstar Rating (Relative to Category) Morningstar Rating (Relative to Category) Cornerstone Strategic Value Fund (CLM) Cornerstone Strategic Value Fund (CLM) Cornerstone Strategic Value Fund (CLM) Morningstar Return Morningstar Risk Morningstar Rating Morningstar Rating 3-Year Average Average ** 5-Year Below Average Average ** 10-Year Low High * Overall Below Average Above Average ** Cornerstone Total Return Fund (CRF) Cornerstone Total Return Fund (CRF) Morningstar Return Morningstar Risk Morningstar Rating Morningstar Rating 3-Year Below Average Average ** 5-Year Low Below Average * 10-Year Average Low *** Overall Below Average Below Average ** The Cornerstone Funds have a Average to Below Average Return relative to their category and have a rating of 2 stars for the last 3 year period and overall

Summary

Summary Rivus Bond Fund is a fixed income fund with a primary investment objective of income and capital preservation, and has had this objective since inception, 37 years The Fund has been managed effectively to achieve these fundamental objectives The Fund's performance is consistent with or better than its peers The Fund's trading discount level is generally similar to its peers. The board continues to evaluate the discount and take proactive steps (e.g. expense management) to manage the discount The current board of Trustees have been overseeing the Fund for many years and have outstanding experience in community and business leadership All trustees are owners of the Fund and their interests are aligned with the shareholders MBIA Asset Management is a fixed income specialist with over $63 Bn in assets under management MBIA Asset Management has the depth and breadth in its organization to continue to provide superior management of this fixed income corporate bond fund MBIA Inc. is the second largest shareholder with 6.65% ownership stake. MBIA's interests are fully aligned with those of the Fund's shareholders

Third Party information contained in this report has been obtained from reputable sources and is believed by MBIA Asset Management to be current and reliable. However, MBIA Asset Management cannot guarantee or be responsible for the accuracy or reliability of such information.

MBIA Biographies

Clifford D. Corso Columbia University - M.B.A Yale University - B.A Mr. Corso joined the firm in 1994 and is President of MBIA Asset Management and Chief Investment Officer of MBIA Insurance Corp. He developed the company's fixed income asset management platform and now directs the investment of more than $65 billion in fixed income assets. In addition to the portfolios of MBIA Insurance Corp. and its affiliates, Mr. Corso's responsibilities include the direction of investments for outside clients such as pension funds, sovereign governments, state and local governments, and large institutional investors. He was previously the co-head of fixed income at a subsidiary of Alliance Capital Management. Throughout his 20-year career, Mr. Corso has managed a wide array of fixed income products, including corporate, asset-backed, government, mortgage, and derivative products. Mr. Corso has a bachelor's degree from Yale University and a master's degree from Columbia University. He holds his Series 7, 24, and 63 licenses from the NASD. E. Gerard Berrigan Columbia University - M.B.A Bucknell University - B.S. (Business Administration) Mr. Berrigan joined the firm in 1994 and is a Managing Director and head of portfolio management of MBIA Asset Management Group. A member of the firm's Investment Strategy Committee, he manages MBIA's asset/liability management products and is responsible for structured investments across all managed portfolios. He is also a member of MBIA's Investment Review and Market Risk Committees. Mr. Berrigan has more than 15 years of experience in securities trading and portfolio management, including positions at the Federal National Mortgage Association and CS First Boston. He has a bachelor's degree from Bucknell University and a master's degree from Columbia Business School. He holds his Series 7 and 63 licenses from the NASD. John H. Cutting III New York University Stern School of Business - M.B.A. Denison University - B.A Mr. Cutting joined the firm in 2006 and is Managing Director and Head of the CDO Group whose responsibilities include running the collateralized debt obligation (CDO) platform and managing a portfolio of investment grade CDO securities. Prior to joining MBIA, he was a Managing Director at Eurohypo AG where he built the U.S. Asset Management Group that purchases mortgage-backed and asset-backed securities (ABS) and issues ABS CDOs. Before that, Mr. Cutting was a Managing Director and Head of the ABS Group at HSBC Bank USA. He was also a Director and one of the founding members of the Principal Finance and Credit Arbitrage group at UBS Warburg. Mr. Cutting began his career at Merrill Lynch in the real estate investment banking division and later was the head of the commercial mortgage-backed securities (CMBS) trading desk. He has a bachelor's degree from Denison University and a master's degree from New York University. He holds his Series 7, 24 and 63 licenses from the NASD. Biographies

David McCollum University of Aston in Birmingham - B.S. (Honors) Mr. McCollum joined the firm in 2004 and is a Managing Director in MBIA's Asset Management Group. He is responsible for managing all MBIA sponsored conduits. Prior to joining MBIA Mr. McCollum was a Managing Director and Co-Head of the North American Conduit and Credit Products Group at Deutsche Bank Securities. He has over 15 years experience in the ABS market in various functions including providing credit enhancement and liquidity support to a broad spectrum of asset-backed structures as well as establishing and managing a number of ABCP programs involving a range of activities including client financing, securities arbitrage and derivative execution. Mr. McCollum has a bachelor's degree with honors from the University of Aston in Birmingham and holds his Series 7 and 63 licenses from the NASD. Roger E. Shields, PhD. University of Virginia - PhD. Dr. Shields joined the firm in 1998 and is a managing director at MBIA Insurance Corporation in charge of Country Risk Management. He is the former head of the Country Risk Management Group at Chase Manhattan Bank. Prior to joining Chemical Bank in 1977 (Chemical Bank merged with Chase Manhattan Bank in 1996), Dr. Shields served as Deputy Assistant Secretary for International Economic Policy in the U.S. Treasury Department. He also served from 1973 to 1976 at the Department of Defense as Deputy Assistant Secretary for International Affairs, and prior to that was an economist at TEMPO General Electric Center for Advanced Studies. Dr. Shields was on the faculties of the University of Texas and University of Virginia, and was a visiting lecturer at Brigham Young University. He served from 1991 to 1995 as a member of the Board of Visitors of the Air University of the United States Air Force. Dr. Shields was twice awarded the Department of Defense Distinguished Civilian Service Award. He is the author of a book, several monographs and numerous articles. Dr. Shields has a bachelor's degree from the University of Florida and a doctorate from the University of Virginia. Eric Williamson Lehigh University - M.B.A Lehigh University - B.A Mr. Williamson joined the firm in 1990 and is a Managing Director and head of Global Credit for the MBIA Asset Management Group. He has previously held several positions at MBIA Insurance Corporation, including head of the Consumer/Mortgage Structured Finance group. Prior to his role within Structured Finance, Mr. Williamson served in the Risk Management area as head credit officer for MBIA's structured finance business and was a senior vice president in the Risk Management area of CapMAC prior to its merger with MBIA. Before joining the Risk Management area, he was the real estate product manager within CapMAC's Credit Enhancement group, where he executed business on a broad range of residential and commercial mortgage securitizations. He also spent four years in Standard & Poor's Residential Mortgage Group. Mr. Williamson has both a bachelor's and master's degree from Lehigh University. Biographies

Jason A. Cameron University of British Columbia - M.A. (Economics) University of Western Ontario - B.A. (Honors Economics) Mr. Cameron joined the firm in 1997 and is a Managing Director and senior portfolio manager of the MBIA Asset Management Group. He is responsible for developing and managing the international fixed income businesses of MBIA's asset management division and overseeing the Asset Desk of the MBIA Structured Investment Vehicle (SIV). Mr. Cameron also manages MBIA's international fixed income assets and assists in the management of structured finance assets across all MBIA-managed portfolios. Previously, he was a transactor in MBIA's Alternative Structured Finance Investments Group and CapMAC's Financial Engineering Group, where he was involved in all aspects of structuring and investing in collateralized bond obligations (CBOs), and developing quantitative tools and analysis to support these groups. Prior to joining CapMAC, Mr. Cameron's career focused on developing financial risk management and strategic planning tools. He served as an assistant vice president in the Strategic Business Planning and Analysis team at Citibank's World Wide Securities Services and was a financial risk technologist at General Electric's Corporate Research and Development Center. Mr. Cameron has a bachelor's degree with honors from the University of Western Ontario, and a master's degree from the University of British Columbia. He holds his Series 7 license from the NASD. Craig L. Armstrong, CFA New York University Stern School of Business - M.B.A. College of William and Mary - B.A. Mr. Armstrong joined the firm in 1992 and is a Director and portfolio manager in the MBIA Asset Management Group. He shares responsibility for the management of structured finance assets and interest rate derivatives across all managed portfolios. With more than 10 years of experience in MBIA's asset management businesses, Mr. Armstrong previously managed market risk and was responsible for quantitative analysis, risk management and control for the firm. He has a bachelor's degree from the College of William and Mary and a master's degree from the Stern School of Business at New York University. He holds the designation of Chartered Financial Analyst (CFA) through the CFA Institute. Robert T. Claiborne, CFA American Graduate School of International Management - M.B.A. University of Virginia - B.A. Mr. Claiborne joined the firm in 2000 and is a Director and head of corporate credit research for Asset Management and a member of the firm's Investment Strategy Committee responsible for collateralized bond obligations (CBOs) and high-yield products. Prior to joining MBIA, Mr. Claiborne managed various high-yield portfolios for Orion Capital Corp., a specialty property and casualty insurance company, and Northstar Investment Management Corp., where he managed $2 billion in high-yield mutual funds and $900 million in high-yield CBOs. He has 15 years of experience in the high-yield market and 10 years of experience in corporate banking. Mr. Claiborne is also a member of the Association for Investment Management and Research (AIMR) and the New York Society of Security Analysts. He has a bachelor's degree from the University of Virginia and a master's degree from The American Graduate School of International Management. He holds the designation of Chartered Financial Analyst (CFA) through the CFA Institute. Biographies

Jesse Fogarty, CFA Fordham University - B.S. Mr. Fogarty joined the firm in 1996 and is a Director and portfolio manager for MBIA Capital Management Corp. where he is responsible for investment grade credit portfolio management and trading across all managed accounts with a primary focus on the asset/liability products. In addition, he runs the credit default swap portfolios, which are used as both an overlay and risk management tool for MBIA's core businesses. Prior to joining the firm, Mr. Fogarty was a senior accountant with Price Waterhouse, LLP, where he worked in the financial services sector. He focused on the investment company industry, including mutual funds registered under the 1940 Investment Company Act as well as offshore limited partnerships. Mr. Fogarty is a member of the Association for Investment and Research (AIMR) and the New York Society of Security Analysts. He has a bachelor's degree from Fordham University. Mr. Fogarty holds his Series 7 and 63 licenses from the NASD and the designation of Chartered Financial Analyst (CFA) through the CFA Institute. Gautam Khanna, CFA, CPA Cornell University - M.B.A. Rochester Institute of Technology - B.S. Mr. Khanna joined the firm in 2003 and is a Director, Portfolio Manager and fixed income analyst focusing on the automotive, technology, transportation, diversified conglomerates and consumer products sectors. Prior to joining MBIA, Mr. Khanna was a high-yield analyst with Times Square Capital Management where he focused on credit management for collateralized bond obligations (CBO's) as well as high-yield total return accounts. He has over 10 years of combined experience in the high-yield market and in other relevant industries. Mr. Khanna is a member of the CFA Institute and the New York Society of Security Analysts. He has a bachelor's degree with honors from the Rochester Institute of Technology and a master's degree with distinction from Cornell University. He holds the designation of Chartered Financial Analyst (CFA) through the CFA Institute. Matthew E. Sleight University of Bristol - BSc Physics University of Bristol - PhD Physics Mr. Sleight joined the firm in 2003 and is a Director in London where he is responsible for the design and implementation of the various capital models and quantitative tools within the MBIA Asset Management businesses. He also assists in the portfolio management and investment analysis of structured credit products. Previously Mr. Sleight spent more than three years at DrKW in the Structured Credit Investment unit where he primarily implemented and designed capital models and enhancements for structured investment vehicles (K2 Corporation), and had other quantitative responsibilities in the daily running of a SIV. Prior to this, Mr. Sleight worked for WestLB London on the Emerging Markets desk as a quantitative analyst. He is qualified in the UK as an FSA Securities and Financial Derivatives Representative and has both a bachelor's degree with honors and a doctorate from the University of Bristol. Biographies

Thomas VanDermark, CFA, CPA State University of New York at Albany - M.B.A. State University of New York at Geneseo - B.S. Mr. VanDermark joined the firm in 1994 and is a Director in the Fixed Income Group, providing quantitative analysis and assisting in the management of the collateralized bond obligation (CBO) and core insurance portfolios. He was previously a senior analyst for the Risk Assessment Department, specializing in quantitative analysis as well as risk management and control for the firm. Mr. VanDermark is a member of the Association for Investment Management and Research (AIMR) and the New York Society of Security Analysts. He has a bachelor's degree from the State University of New York at Geneseo and a master's degree from the State University of New York at Albany. Mr. VanDermark holds the designation of Chartered Financial Analyst (CFA) through the CFA Institute and has passed the Uniform Certified Public Accounting (CPA) Exam. Richard Walz Polytechnic University - M.S. (Information Systems) Fordham University - M.B.A. (Finance) Pace University - B.B.A. Mr. Walz joined the firm in 1991 and is Managing Director of the Portfolio Services Group and Chief Compliance Officer of MBIA Asset Management. He is responsible for all operational support functions for the firm including trade clearing/settlement, portfolio accounting/reporting, compliance and transfer agent services. Mr. Walz is also responsible for the firm's strategic information technology initiatives. Previously, he served as controller for Butler & Company, a private investment and venture capital firm. Mr. Walz has a bachelor's degree from Pace University and master's degrees from Fordham University and Polytechnic University. He also holds his Series 27 license from the NASD. Leonard I. Chubinsky General Counsel& Secretary New York University Law School - JD Mr. Chubinsky joined the firm as Deputy General Counsel in 1995 and is currently serving as General Counsel and Secretary of MBIA Capital Management Corp. He has day to day responsibility for all legal matters for MBlA Capital Management Corp. and its investment affiliates. Previously, Mr. Chubinsky held positions in the legal departments of several securities firms and corporations. Mr Chubinsky is a member of the Bars of New York, Virginia, and the District of Columbia, and a member of the American Bar Association. Biographies

Jason Celente, CFA New York University - M.B.A. Colgate University - B.S. Mr. Celente joined the firm in 1997 and is a Vice President and portfolio manager for MBIA's third-party client portfolios. He participates in bi-weekly corporate credit and portfolio strategy meetings and then implements those strategies by determining credit selection and sector allocation. In addition to managing the portfolios on an aggregate level, Mr. Celente specializes in trading government sponsored agency and high quality corporate credit sectors of the fixed income markets. He meets with clients regularly to discuss investment performance and economic outlook, and is responsible for written monthly and quarterly economic reviews that are distributed to all third-party clients. He also contributes significantly to developing and integrating IT solutions that enhance compliance, portfolio modeling, data quality and trade order management processes. Prior to these roles, Mr. Celente was an investment accountant for MBIA's asset-liability portfolios and short-term mutual funds. He has a bachelor's degree from Colgate University and a master's degree from New York University. He holds the designation of Chartered Financial Analyst (CFA) through the CFA Institute, and his Series 7, 24 and 63 licenses from the NASD. Richard S. Talmadge, CFA New York University - M.S Washington and Lee University - B.A. Mr. Talmadge joined the firm in 2004 and is a Vice President and fixed income analyst, focusing primarily on the real estate, retail, gaming, lodging and leisure sectors. Prior to joining MBIA, he worked as a real estate investment trust (REIT) analyst at Fitch Ratings, covering a full spectrum of real estate property-type sub-sectors. Before that, Mr. Talmadge served as a credit analyst in Fitch's CMBS Group for three years, concentrating particularly on large loan and single asset securitizations. In total, he has 10 years of relevant work experience in fixed income and real estate. He has a bachelor's degree from Washington and Lee University and a master's degree from New York University. He holds the designation of Chartered Financial Analyst (CFA) through the CFA Institute. Laura Thorne Rutgers University - M.B.A. Wake Forest University - B.S. (Business Administration) Ms. Thorne joined the firm in 1996 and is a Vice President and fixed income analyst, focusing primarily on cyclical industries, including the chemical, forest products, metals and mining, and energy sectors. She concentrates on credit management for MBIA's collateralized bond obligation (CBO) portfolios, as well as MBIA's high-grade investment portfolios. Prior to the merger between MBIA and CapMAC, Ms. Thorne was a transactor for unconventional asset-backed securitization. Before joining CapMAC, she was a credit analyst and relationship manager for 15 years. Ms. Thorne has a bachelor's degree from Wake Forest University and a master's degree from Rutgers University. Biographies

Appendix: Supplemental Information

Proprietary Internal Credit Tear sheet

Proprietary Fundamental Analysis Screen

Summary of Expense Savings Expense Action Taken Approximate Dollar Savings Accounting/admin fees paid by Adviser $111,000 Lowered advisory fees vs. prior adviser 50,000 * Reorg from a DE Corp to a DE Statutory Trust 26,000 Eliminating printed quarterly reports 12,000 199,000 Re-evaluation of Service Providers Insurance broker/carriers 13,485 ** Printers 7,700 T/A and Custody 1,000 22,185 Total $221,185 * Previous advisory fees were 0.625% on first $40M, 0.50% on excess. Fees lowered * Previous advisory fees were 0.625% on first $40M, 0.50% on excess. Fees lowered * Previous advisory fees were 0.625% on first $40M, 0.50% on excess. Fees lowered * Previous advisory fees were 0.625% on first $40M, 0.50% on excess. Fees lowered * Previous advisory fees were 0.625% on first $40M, 0.50% on excess. Fees lowered to 0.50% on first $100M, 0.40% on excess. Results in a minimum decrease of $50,000. to 0.50% on first $100M, 0.40% on excess. Results in a minimum decrease of $50,000. to 0.50% on first $100M, 0.40% on excess. Results in a minimum decrease of $50,000. to 0.50% on first $100M, 0.40% on excess. Results in a minimum decrease of $50,000. to 0.50% on first $100M, 0.40% on excess. Results in a minimum decrease of $50,000. ** Additional savings of $6,700 for 2009